(a)(41)

AMENDMENT NO. 32 TO TRUST INSTRUMENT OF

ING FUNDS TRUST

Name Change of Each Series

Effective: May 1, 2014

THIS AMENDMENT NO. 32 TO THE TRUST INSTRUMENT OF ING FUNDS TRUST (“IFT”), a Delaware statutory trust, dated July 30, 1998, as amended (the “Trust Instrument”), reflects resolutions adopted by the Board of Trustees of IFT on November 21, 2013, with respect to each existing series of the Trust, acting pursuant to the Trust Instrument, including Article II, Section 2.6 and Article XI, Section 11.8 of IFT’s Trust Instrument.  The resolutions serve to change the name of each existing series of IFT, effective May 1, 2014.

ING FUNDS TRUST

SECRETARY’S CERTIFICATE

I, Huey P. Falgout, Jr., Secretary of ING Funds Trust (“IFT”), do hereby certify that the following is a true copy of resolutions duly adopted by the Board of Trustees of IFT at a meeting held on November 21, 2013 with regard to the name change of each existing series of IFT, effective May 1, 2014:

RESOLVED, that the changes in names of the Registrants and Funds in the ING Funds Complex to reflect the Voya branding, as discussed in the memorandum to the Boards of Directors/Trustees of the ING Funds, be, and they hereby are, approved, and the officers of ING Funds be, and each hereby is, authorized, with the assistance of counsel, to take any and all such actions they determine, in their discretion, to be necessary to prepare, execute and deliver amendments to the ING Funds’ organization documents to change the names of the Registrants and their series, to be effective on a date deemed appropriate by the officers of the ING Funds; and

FURTHER RESOLVED, that the officers of the ING Funds be, and each hereby is, authorized to prepare, execute and deliver such instruments as are necessary to effect such name changes, including, but not limited to, post-effective amendments and/or supplements to the ING Funds’ Registration Statements on Form N-1A under the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, for the purpose of renaming the Registrants and their series; and to prepare and file such amendments and/or supplements to the Registration Statements in such forms as may be approved by such officers and counsel.

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I, Huey P. Falgout, Jr., Secretary of IFT, do hereby further certify that at the November 21, 2013 meeting of the Board of Trustees of IFT, the Board of Trustees of IFT changed the name of each existing series of IFT, as noted in the table below, as reflected in Appendix B to the Board memorandum presented in the meeting materials at the November 21, 2013 meeting:

Current Name	New Name
ING Floating Rate Fund	Voya Floating Rate Fund
ING GNMA Income Fund	Voya GNMA Income Fund
ING High Yield Bond Fund	Voya High Yield Bond Fund
ING Intermediate Bond Fund	Voya Intermediate Bond Fund
ING Short Term Bond Fund	Voya Short Term Bond Fund
ING Strategic Income Fund	Voya Strategic Income Fund

/s/ Huey P. Falgout, Jr.

Huey P. Falgout, Jr.
Secretary

Dated:	April 24, 2014